Exhibit 10.1

METAVANTE

DIRECTORS DEFERRED COMPENSATION PLAN

ARTICLE I

Introduction

Metavante Holding Company (to be renamed as “Metavante Technologies, Inc) is establishing the Metavante Directors Deferred Compensation Plan effective November 1, 2007 to enable its outside Directors to defer all or any part of their compensation from the Corporation.

This document is intended to comply with the provisions of Section 409A of the Internal Revenue Code and regulations thereunder and shall be interpreted accordingly. If any provision or term of this document would be prohibited by or inconsistent with the requirements of Section 409A of the Code, then such provision or term shall be deemed to be reformed to comply with Section 409A of the Code.

ARTICLE II

Definitions and Construction

As used herein, the following words shall have the following meanings:

2.01 Account. The account maintained for each Participant pursuant to Article V below. The Participant’s Account shall include such subaccounts as the Administrator deems necessary or desirable for purposes of implementing separate Distribution Elections for deferrals made in separate years and/or for purposes of implementing the Participant’s Investment Election or otherwise.

2.02 Administrator. The Board of Directors of the Corporation.

2.03 Affiliate. Any corporation or other entity which directly or indirectly controls, is controlled by, or under common control with, the Corporation. Control means the ability to elect a majority of the Board of Directors of a corporation or other entity or, if there is no Board of Directors, a majority of the body which governs the entity.

2.04 Beneficiaries. Those persons designated by a Participant to receive benefits hereunder or, failing such a designation, the spouse or, if none, the estate of a Participant.

2.05 Change of Control. “Change of Control” shall have the same meaning as in the Metavante Corporation 2007 Equity Incentive Plan.

2.06 Code. The Internal Revenue Code of 1986, as amended.

2.07 Common Stock. The common stock of the Corporation.

2.08 Corporation. Metavante Holding Company (to be renamed Metavante Technologies, Inc).

2.09 Deferral Election. The election by a Participant, from time to time, to defer Fees and/or Restricted Stock Units in accordance with the provisions of this Plan.

2.10 Distribution Date. In the case of a lump sum distribution, “Distribution Date” means February 15 following the year in which Separation from Service occurs. In the case of an installment distribution, “Distribution Date” means January 1 of the year following the year in which the Participant’s Separation from Service occurs.

2.11 Distribution Election(s). The election(s) by a Participant to choose the method of distribution of his Account. As described in Section 7.02(b), a Participant may have multiple Distribution Elections in effect.

2.12 Disability. A Participant shall be considered to be suffering from a Disability if the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, unable to engage in any substantial gainful activity.

2.13 Fair Market Value. The closing sale price of the Common Stock on the New York Stock Exchange as reported in the Midwest Edition of the Wall Street Journal for the applicable date; provided that, if no sales of Common Stock were made on said exchange on that date, “Fair Market Value” shall mean the closing sale price of the Common Stock as reported for the next succeeding day on which sales of Common Stock are made on said exchange, or, failing any such sales, such other market price as the Committee may determine in conformity with pertinent law.

2.14 Fees. The cash payments which would be made to the Director in the absence of a deferral election hereunder for his services as a Director of the Corporation.

2.15 Investment Election. The form filed by the Participant from time to time which designates the Participant’s investment choices.

2.16 Participant. A non-employee Director of the Corporation who is eligible under Article III (such person shall be known as an “Active Participant”) and any person who previously participated in the Plan.

2.17 Plan. The Metavante Directors Deferred Compensation Plan set forth herein and as amended from time to time.

2.18 Plan Year. The calendar year.

2.19 Restricted Stock Units. Restricted stock units awarded to the Director under an equity compensation plan sponsored by the Corporation.

2.20 “Separation from Service” means expiration or termination of the arrangement with the Corporation pursuant to which the Participant performed services as a director of the Corporation if such expiration or termination constitutes a good faith and complete termination of the relationship and all other independent contractor relationships the Participant has with the Corporation. A good faith and complete termination of a relationship shall not be deemed to have occurred if the Corporation anticipates a renewal of a contractual relationship or anticipates that the Participant shall become an employee of the Corporation. For this purpose, the Corporation is considered to anticipate the renewal of a contractual relationship with the Participant if it intends to contract again for the services provided under the expired arrangement, and neither the Corporation nor the Participant has eliminated the Participant as a possible provider of services under any such new arrangement. Further, the Corporation is considered to intend to contract again for the services provided under an expired arrangement if the Corporation’s doing so is conditioned only upon incurring a need for the services, the availability of funds or both. The foregoing requirements are deemed satisfied if no amount will be paid to the Participant before a date at least 12 months after the day on which the arrangement expires pursuant to which the Participant performed services for the Corporation (or, in the case of more than one arrangement, all such arrangements expire) and no amount payable to the Participant on that date will be paid to the Participant if, after the expiration of the arrangement (or arrangements) and before that date, the Participant performs services for the Corporation as a director or other independent contractor or an employee).

2.21 Unforeseeable Emergency. A severe financial hardship to a Participant resulting from an illness or accident of the Participant or the Participant’s spouse or dependent (as defined in Section 152(a) of the Code, without regard to Section 151 (b)(1), (b)(2) and (d)(1)(B)), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For example, the imminent foreclosure of or eviction from the Participant’s primary residence may constitute an Unforeseeable Emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an Unforeseeable Emergency. Finally, the need to pay for funeral expenses of a spouse or a dependent (as defined in Code Section 152(a), without regard to Section 151 (b)(1),(b)(2) and (d)(1)(B)) may also constitute an Unforeseeable Emergency. Except as otherwise provided above, the purchase of a home and the payment of college tuition are not Unforeseeable Emergencies. Whether a Participant is faced with an Unforeseeable Emergency is to be determined based on the relevant facts and circumstances of each case.

ARTICLE III

Eligibility

3.01 Conditions of Eligibility. Each non-employee Director of the Corporation becomes eligible immediately upon election as a Director.

ARTICLE IV

Deferrals and Other Contributions

4.01 Deferral Elections.

(a) Fees. A Participant may elect to defer up to 100% of his Fees for services performed during a Plan Year by completing and filing such forms as required by the Corporation prior to the first day of the Plan Year. A Participant may elect that his deferrals shall be taken either at a uniform percentage rate from each of his Fee payments during the Plan Year. Deferred Fees shall be retained by the Corporation, credited to the Participant’s Account pursuant to Section 5.01 and paid in accordance with the terms and conditions of the Plan. A Director who is not already a Participant and is not already eligible to participate in any other nonqualified deferred compensation plan of the account balance type sponsored by the Corporation who becomes a Participant for the first time during a Plan Year may within 30 days after the effective date of participation make an election to defer a uniform percentage of Fees to be paid to him subsequently for services to be performed subsequent to the deferral election (not to exceed 100% of such payments).

(b) Restricted Stock Units. A Participant may elect to defer a specified percentage of Restricted Stock Units granted to him in any Plan Year (not to exceed 100% of such Restricted Stock Units) by completing and filing such forms as required by the Corporation. To be effective, the deferral election must be filed prior to the beginning of the Plan Year in which the restricted Stock Units are granted. A Director who is not already a Participant and is not already eligible to participate in any other nonqualified deferred compensation plan sponsored by the Corporation of the account balance type who becomes a Participant for the first time during a Plan Year may, within 30 days after the effective date of participation, make an election to defer a specified percentage of Restricted Stock Units granted after such election is made.

4.02 Continued Effect of Elections.

(a) Fees. A Participant’s deferral election with respect to a Plan Year under Section 4.01(a) shall be irrevocable after the last date upon which it may be filed pursuant to Section 4.01(a) and shall continue in effect each subsequent Plan Year until prospectively revoked or amended in writing. For a revocation or amendment to be effective with respect to Fees for services performed during a Plan Year, it must be filed by the last date for which an effective deferral election is permitted to be filed with respect to those Fees under Section 4.01(a).

(b) Restricted Stock Unit. A Participant’s deferral election under Section 4.01(b) with respect to Restricted Stock Units shall be irrevocable after the last date upon which it may be filed pursuant to Section 4.01(b) and shall continue in effect with respect to Restricted Stock Units granted in subsequent Plan Years until prospectively revoked or amended in writing. For a revocation or amendment to be effective for any Restricted Stock Units, it must be filed by the last date for which an effective deferral election is permitted to be filed with respect to those Restricted Stock Units under Section 4.01(b).

4.03 Unforeseeable Emergency. In the event that a Participant makes application for a hardship distribution under Section 7.04 and the Administrator determines that an Unforeseeable Emergency exists, all deferral elections otherwise in effect under this Article IV for the Participant and any other nonqualified deferred compensation plan of the account balance type sponsored by the Corporation shall immediately terminate upon such determination. To resume deferrals thereafter, a Participant must make an election satisfying the provisions of Section 4.01(a) and/or (b), as the case may be, as those provisions apply to someone who is already a Participant in the Plan.

ARTICLE V

Accounts and Sub-Accounts

5.01 Credits to Account. Bookkeeping amounts equal to the amounts deferred by a Participant pursuant to Article IV shall, subject to Section 5.02(b)(vii), be credited to the Participant’s Account as soon as practicable after the deferred compensation would otherwise have been paid to such Participant in the absence of deferral.

5.02 Valuation of Account.

(a) The Participant’s Account shall be credited or charged with deemed earnings or losses as if it were invested in accordance with paragraph (b) below.

(b) (i) The investment options available hereunder for the deemed investment of the Account shall be the Common Stock option and the other options specified in Section 5.03. However, in no event shall the Corporation be required to make any such investment in the Common Stock option or any other investment option and, to the extent such investments are made, such investments shall remain an asset of the Corporation subject to the claims of its general creditors.

(ii) On the date deferrals are credited to the Participant’s Account under Section 5.01, such amounts shall be deemed to be invested in one or more of the investment options designated by the Participant for such deemed investment pursuant to Section 5.03. Once made, the Participant’s investment designation shall continue in effect for existing Account balances and all future deferrals and contributions until changed by the Participant. Any such change may be prospectively elected by the Participant at the times established by the Administrator, which shall be no less frequently than semi-annually, and shall be effective only from and after the effective date of such change. Until such time as the Administrator takes action to the contrary, such changes may be elected at the times specified in Section 5.03.

(iii) A Participant’s balance in the Common Stock option shall be determined as though deferrals credited to the Participant’s Account allocated to that option are invested in Common Stock by purchase at the Fair Market Value price of such stock on the date the amounts are credited to the Participant’s Account.

(iv) The portion of a Participant’s Account invested in the Common Stock option shall be called the Metavante Stock Portion. The remaining portion of the Participant’s Account is herein referred to as the General Investment Portion.

(v) The value of the Metavante Stock Portion on any particular date will be based upon the value of the shares of Common Stock which such Portion is deemed to hold on that date. Subject to subparagraph (vii) below, the shares of such stock deemed to be held in such Portion shall be credited with dividends at the time they are credited with respect to actual shares of Common Stock and such dividends shall be deemed to be used to purchase additional shares of Common Stock on the day following the crediting of such dividends at the then Fair Market Value price of such stock. Subject to subparagraph (vii) below, the Metavante Stock Portion shall also be credited from time to time with additional shares of Common Stock equal in number to the number of shares granted in any stock dividend or split to which the holder of a like number of shares of Common Stock would be entitled. All other distributions with respect to shares of Common Stock shall be similarly applied.

(vi) The valuation of the funds held in the General Investment Portion shall be accomplished in the same manner as though the deemed investments in such funds had actually been made and are valued at their fair market value price on valuation dates hereunder.

(vii) A Participant’s Account shall be valued as of December 31 each year and at such other times established by the Administrator, which shall be no less frequently than quarterly. Until such time as the Administrator takes action to the contrary, such valuation shall be quarterly. The Corporation shall increase the Account of each Participant by (A) the amount, if any, of deferrals credited pursuant to Section 5.01 during any calendar quarter, and (B) any investment income or gains and decrease each Participant’s Account by (A) any withdrawals or distributions from the Account during any calendar quarter and (B) any investment losses resulting as if the Account were invested pursuant to the timely-filed Investment Election in effect for such calendar quarter. For purposes of computing the investment return on the Account for any quarter, the principal balance as of the first day of the relevant quarter shall equal the balance as of the end of the preceding quarter, increased by 50% of the amounts, if any, of deferrals credited to the Account during the quarter pursuant to Section 5.01 hereof and decreased by any distributions made to the Participant or his Beneficiaries from the Account during the quarter.

(viii) All elections and designations under this Section 5.02 shall be made in accordance with procedures prescribed by the Administrator.

(ix) Notwithstanding any other provision of this Section 5.02 to the contrary, a Participant may not make any election or transaction in Common Stock at a time when (A) the Participant is in possession of any material non-public information or at a time not permitted under the Corporation’s policy on insider trading or (B) not permitted under applicable law.

(c) The Corporation shall provide quarterly reports to each Participant showing (a) the value of the Account as of the most recent calendar quarter end, (b) the deferrals and contributions credited to the Participant under Section 5.01 for such quarter and (c) the amount of any investment gain or loss.

(d) Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the deemed investments are to be used for measurement purposes only and shall not be considered or construed in any manner as an actual investment of the Participant’s Account balance in any investment option. In the event that the Corporation or the trustee of any grantor trust which the Corporation may choose to establish to finance some or all of its obligations hereunder, in its own discretion, decides to invest funds in any or all of such options, the Participant shall have no rights in or to such investments themselves. Without limiting the foregoing, the Participant’s Account balance shall at all times be a bookkeeping entry only and shall not represent any investment made on the Participant’s behalf by the Corporation or any trust; the Participant shall at all times remain an unsecured creditor of the Corporation.

5.03 Available Investment Options.

(a) Until changed by the Corporation’s Board of Directors, the investment options available to Participants are (i) the Moody’s A Long-Term Corporate Bond Rate (the “default option”) adjusted annually to equal the average yield for the month of September of the previous year (ii) the total return of the Standard & Poor’s 500 Index for the applicable quarter and (iii) Common Stock. All investment elections must be in increments of 10%. If a Participant does not file an Investment Election, the portion of the Account attributable to deferral of Fees shall be deemed to be invested in the default option and the portion attributable to deferral of Restricted Stock Units shall be invested in Common Stock. The Participant may change his Investment Election as of January 1 or July 1 in any Plan Year by delivering to the Corporation a new Investment Election at least 15 days prior to such effective date. Upon a Change of Control, the Corporation, the Administrator or any successor thereto, may not change the investment choices available to Participants hereunder without the consent of a majority of the holders of Account balances under the Plan.

ARTICLE VI

Vesting

6.01 Full Vesting. Subject to the rights of the Corporation’s creditors as set forth in Section 5.02(d), the Account of a Participant, including all earnings accrued thereon, shall at all times be fully vested.

ARTICLE VII

Manner and Timing of Distribution

7.01 Payment of Benefits. After a Participant’s Separation from Service the balance of the Participant’s Account shall be paid to the Participant (or in the event of the Participant’s death, to the Participant’s Beneficiary) on the Participant’s Distribution Date. Payment shall be made in a Single Sum or Installments as specified in the Participant’s Distribution Election pursuant to Section 7.02:

(a) Single Sum. A single sum cash distribution of the value of the Account shall be paid on the Distribution Date.

(b) Installments. The value of the Account shall be paid in annual cash installments with the first of such installments to be paid on the Distribution Date and with subsequent installments paid on anniversaries of the Distribution Date. Annual installments shall be paid over the number of years selected by the Participant in the Distribution Election made pursuant to Section 7.02, which number must be either 5, 10 or 15. The earnings (or losses) provided for in Article V shall continue to accrue on the balance remaining in the Account during the period of installment payments. Each annual installment shall be calculated by multiplying the value of the Account by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual payments due the Participant. By way of example, if the Participant elects a 10 year annual installment method, the first payment shall be one-tenth (1/10) of the Account balance, the following year, the payment shall be one-ninth (1/9) of the Account balance, etc. Installment Distributions from the Participant’s Account shall be taken on a pro rata basis from the amounts held by his Account in each investment option which he has elected.

7.02 Distribution Election.

(a) An individual who first becomes a Participant at the beginning of a Plan Year shall, prior to his date of participation, complete a Distribution Election specifying the form of payment applicable to such Participant’s Account under the Plan. Absent an election by such Participant by the effective date of participation, the Participant shall be deemed to have elected payment in the five (5) annual installment payment form. An individual who first becomes a Participant other than on the first day of a Plan Year shall, no later than 30 days after the effective date of participation, complete a Distribution Election specifying the form of payment applicable to such Participant’s Account. In the event such a Participant does not make an election within such 30 day period, the Participant shall be deemed to have elected the five (5) annual installment payment form. Notwithstanding the preceding two sentences, if such Participant is already a participant in any other nonqualified plan or plans of the account balance type sponsored by the Corporation or one of it’s Affiliates, the most recent distribution election with respect to any one of those plans shall be the form of payment deemed elected under this Plan, regardless of whether the individual elects or is deemed to have elected a different form of payment during that initial 30 day period, and the Distribution Date shall be the same distribution date which would apply under that other plan.

(b) Once a Participant files a Distribution Election, it shall apply to deferrals and contributions credited before a new Distribution Election is effective for Plan Years after the new Distribution Election is filed. A Participant may have multiple Distribution Elections in effect. For example, an individual who is an Active Participant in the Plan for ten Plan Years who files a new Distribution Election prior to the beginning of each Plan Year will have ten Distribution Elections in effect—one for each Plan Year he is an Active Participant. An individual who is an Active Participant for ten Plan Years who files only one Distribution Election at the commencement of Plan participation will have one Distribution Election governing all of the deferrals and contributions credited to his Account for the ten Plan Years he is an Active Participant.

(c) A Participant may change an existing Distribution Election for deferrals and contributions which have already been credited, by completing and filing a change of Distribution Election.

(d) Notwithstanding the foregoing paragraph (c), a Distribution Election changing the Participant’s form of payment specified in a previously existing Distribution Election shall not be effective if the Participant has a Separation from Service within twelve months after the date on which the election change is filed with the Corporation. Any change in payment method must have the effect of delaying the commencement of payment to a date which is at least five (5) years after the initially scheduled commencement date of payment previously in effect.

(e) For purposes of compliance with Code Section 409A, a series of installment payments is designated as a single payment rather than a right to a series of separate payments. Therefore, a Participant who has elected (or is deemed to have elected) any option under Section 7.01 may substitute any other option available under Section 7.01 for the option originally selected as long as the one-year and five-year rules described in paragraph (d) are satisfied.

(f) The five-year delay rule described in paragraph (d) above does not apply if the revised payment method applies only upon the Participant’s death or Disability.

7.03 Upon Death.

(a) Upon a Participant’s death, any balance remaining in his Accounts shall be paid by the Corporation in accordance with his Distribution Election(s) except that such payments shall be made to the Beneficiary or Beneficiaries specified by the Participant or, if none, to his surviving spouse or, if none, to his estate. Each Participant may designate a Beneficiary or Beneficiaries to receive the unpaid balance of his Accounts upon his death and may revoke or modify such designation at any time and from time to time by submitting a beneficiary designation to the Administrator.

(b) If a Participant designates multiple Beneficiaries as either primary or contingent Beneficiaries, and one of the contingent Beneficiaries has predeceased the Participant, the deceased Beneficiary’s share shall go to the Beneficiary’s estate. For example, if a Participant designates his spouse as the sole primary beneficiary and his three children as equal contingent beneficiaries, and if the spouse and one child predecease the Participant, the two children would each get one-third of the distributions from the Accounts and the predeceased child’s one-third share would go to his estate. The spouse’s estate would be entitled to nothing.

(c) If a Beneficiary survives a Participant but dies prior to receipt of the entire amount in the Account due him, the Corporation shall make payments to the Estate of the Beneficiary in accordance with the Distribution Election. For example, if the Participant’s spouse is his primary Beneficiary and his three children are his contingent Beneficiaries, and if the spouse survives the Participant such that she is receiving distributions pursuant to the terms of this Plan, but dies prior to the receipt of all distributions to which she is entitled, any remaining distributions shall be paid to the spouse’s estate and not to the contingent beneficiaries.

7.04 Unforeseeable Emergencies. A partial or total distribution of the Participant’s Account shall be made prior to the otherwise applicable Distribution Date upon the Participant’s request and a demonstration by the Participant of severe financial hardship as a result of an Unforeseeable Emergency. Such distribution shall be made in a single sum as soon as administratively practicable following the Administrator’s determination that the foregoing requirements have been met. In any case, a distribution due to Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under Article IV. Distributions because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution). Determinations of amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available because of cancellation of a deferral election under Article IV upon a payment due to an Unforeseeable Emergency. The payment may be made from any arrangement in which the Participant participates that provides for payment upon an Unforeseeable Emergency, provided that the arrangement under which the payment was made must be designated at the time of payment.

7.05 Upon a Change of Control. Notwithstanding anything to the contrary contained herein or in the Distribution Elections, a Participant’s Account shall be distributed in a lump sum after the Participant’s Separation from Service, but only if such Separation from Service occurs when, or within a year after, a Change of Control (which is also a “change of control” within the meaning of Code Section 409A and regulations thereunder) takes place. Such distribution shall be made no later than forty-five days after Separation from Service.

7.06 Delayed Distributions.

(a) A payment otherwise required under Sections 7.01 through 7.04 shall be delayed if the Corporation reasonably determines that the making of the payment will jeopardize the ability of the Corporation to continue as a going concern; provided, however, that payments shall be made on the earliest date on which the Corporation reasonably determines that the making of the payment will not jeopardize the ability of the Corporation to continue as a going concern.

(b) A payment otherwise required under Sections 7.01 through 7.04 shall be delayed if the Corporation reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided, however, that payments shall nevertheless be made on the earliest date on which the Corporation reasonably anticipates that the making of the payment will not cause such violation. (The making of a payment that would cause inclusion in gross income or the applicability of any penalty provision or other provision of the Code is not treated as a violation of applicable law.)

(c) A payment otherwise required under Sections 7.01 through 7.04 shall be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

7.07 Inclusion in Income Under Section 409A.

Notwithstanding any other provision of this Article VII, in the event this Plan fails to satisfy the requirements of Code Section 409A and regulations thereunder with respect to any Participant, there shall be distributed to such Participant as promptly as possible after the Administrator becomes aware of such fact of noncompliance such portion of the Participant’s Account balance hereunder as is included in income as a result of the failure to comply, but no more.

7.08 Domestic Relations Order.

Notwithstanding any other provision of this Article VII, payments shall be made from an account of a Participant in this Plan to such individual or individuals (other than the Participant) and at such times as are necessary to comply with a domestic relations order (as defined in Code Section 414(p)(1)(B)).

7.09 De Minimis Amounts.

Notwithstanding any other provision of this Article VII, a Participant’s entire Account balance under this Plan and all other nonqualified deferred compensation plans of the account balance type sponsored by the Corporation and its affiliates shall automatically be distributed to the Participant on or before the later of December 31 of the calendar year in which occurs the Participant’s Separation from Service or the 15th day of the third month following the Participant’s Separation from Service if the total amount in such Account balance at the time of distribution, when aggregated with all other amounts payable to the Participant under all arrangements benefiting the Participant described in Section 1.409A-1(c) or any successor thereto, does not exceed the amount described in Code Section 402(g)(1)(B). The foregoing lump sum payment shall be made automatically and any other distribution elections otherwise applicable with respect to the individual in the absence of this provision shall not apply.

ARTICLE VIII

Administration of the Plan

8.01 Administrator. The Board of Directors shall serve as Administrator. No Board member shall vote or decide upon any matter relating solely to himself or solely to any of his rights or benefits pursuant to the Plan.

8.02 Powers and Duties. The Administrator shall administer the Plan in accordance with its terms. The Administrator shall have full and complete authority and control with respect to Plan operations and administration unless the Administrator allocates and delegates such authority or control pursuant to the procedures set forth below. Any decisions of the Administrator or its delegate shall be final and binding upon all persons dealing with the Plan or claiming any benefit under the Plan. The Administrator shall have all powers which are necessary to manage and control Plan operations and administration including, but not limited to, the following:

(a) To employ such accountants, counsel or other persons as it deems necessary or desirable in connection with Plan administration. The Corporation shall bear the costs of such services and other administrative expenses.

(b) To designate in writing persons other than the Administrator to perform any of its powers and duties hereunder.

(c) The discretionary authority to construe and interpret the Plan, including the power to construe disputed provisions.

(d) To resolve all questions arising in the administration, interpretation and application of the Plan including, but not limited to, questions as to the eligibility or the right of any person to a benefit.

(e) To adopt such rules, regulations, forms and procedures from time to time as it deems advisable and appropriate in the proper administration of the Plan.

(f) To prescribe procedures to be followed by any person in applying for distributions pursuant to the Plan and to designate the forms or documents, evidence and such other information as the Administrator may reasonably deem necessary, desirable or convenient to support an application for such distribution.

8.03 Records and Notices. The Administrator shall maintain all books of accounts, records and other data as may be necessary for proper plan administration.

8.04 Compensation and Expenses. The expenses incurred by the Administrator in the proper administration of the Plan shall be paid by the Corporation.

8.05 Limitation of Authority. The Administrator shall not add to, subtract from or modify any of the terms of the Plan, change or add to any benefits prescribed by the Plan, or waive or fail to apply any Plan requirement for benefit eligibility.

ARTICLE IX

Claims Procedure

9.01 Claims. If the Participant or the Participant’s beneficiary (hereinafter referred to as “claimant”) believes he is being denied any benefit to which he is entitled under this Plan for any reason, he may file a written claim with the Board. The claimant may designate an authorized representative to act on his behalf in connection with his claim.

9.02 Timing of Notification of Claim Determination. The Board shall review the claim and notify the claimant of its decision with respect to his claim within a reasonable period of time.

9.03 Board Discretion. The Board has full and complete discretionary authority to determine eligibility for benefits, to construe the terms of the Plan and to decide any matter presented through the claims procedure. Any final determination by the Board shall be binding on all parties and afforded the maximum deference allowed by law. If challenged in court, such determination shall not be subject to de novo review and shall not be overturned.

ARTICLE X

General Provisions

10.01 Assignment and Rights of Participant. No Participant or Beneficiary may sell, assign, transfer encumber or otherwise dispose of the right to receive payments hereunder. A Participant’s rights to benefit payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of a Participant or a Beneficiary. No Participant or any other person shall have any interest in any fund or in any specific asset or assets of the Corporation by reason of any amounts credited to any Account hereunder, nor any right to exercise any of the rights or privileges of a stockholder with respect to any securities hypothetically credited to a Participant’s Account under the Plan, nor any right to receive any distributions under the Plan except as and to the extent expressly provided in the Plan.

10.02 Notice. Any and all notices, designations or reports provided for herein shall be in writing and delivered personally or by certified mail, return receipt requested, addressed, in the case of the Corporation to the Corporate Secretary at 4900 West Brown Deer Road, Milwaukee, Wisconsin 53223-2422 and, in the case of a Participant or Beneficiary, to his home address as shown on the records of the Corporation. The addresses referenced herein may be changed by a notice delivered in accordance with the requirement of this Section 10.03.

10.03 Limitation on Liability. In no event shall the Corporation, Administrator or any employee, officer or director of the Corporation incur any liability for any act or failure to act unless such act or failure to act constitutes a lack of good faith, willful misconduct or gross negligence with respect to the Plan or the trust established in connection with the Plan.

10.04 Indemnification. The Corporation shall indemnify the Administrator and any employee, officer or director of the Corporation against all liabilities arising by reason of any act or failure to act unless such act or failure to act is due to such person’s own gross negligence or willful misconduct or lack of good faith in the performance of his duties to the Plan or the trust established pursuant to the Plan. Such indemnification shall include, but not be limited to, expenses reasonably incurred in the defense of any claim, including reasonable attorney and legal fees, and amounts paid in any settlement or compromise; provided, however, that indemnification shall not occur to the extent that it is not permitted by applicable law. Indemnification shall not be deemed the exclusive remedy of any person entitled to indemnification pursuant to this section. The indemnification provided hereunder shall continue as to a person who has ceased acting as a director, officer, member, agent or employee of the Administrator or as an officer, director or employee of the Corporation and such person’s rights shall inure to the benefit of his heirs and representatives.

10.05 Headings. All articles and section headings in this Plan are intended merely for convenience and shall in no way be deemed to modify or supplement the actual terms and provisions stated thereunder.

10.06 Severability. Any provision of this Plan prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof. The illegal or invalid provisions shall be fully severable and this Plan shall be construed and enforced as if the illegal or invalid provisions had never been inserted in this Plan.

10.07 Impact on Other Plans. No amounts credited to any Participant under this Plan and no amounts paid from this Plan will be taken into account when determining the amount of any payment or allocation, or for any other purpose, under any other plan of the Corporation, except as otherwise may be specifically provided by such plan.

10.08 Evidence Conclusive. The Corporation, the Board and any person or persons involved in the administration of the Plan shall be entitled to rely upon any certification, statement, or representation made or evidence furnished by any person with respect to any facts required to be determined under any of the provisions of the Plan, and shall not be liable on account of the payment of any monies or the doing of any act or failure to act in reliance thereon. Any such certification, statement, representation, or evidence, upon being duly made or furnished, shall be conclusively binding upon the person furnishing it but not upon the Corporation, the Board or any other person involved in the administration of the Plan. Nothing herein contained shall be construed to prevent any of such parties from contesting any such certification, statement, representation, or evidence or to relieve any person from the duty of submitting satisfactory proof of any fact.

10.09 Governing Law. This Plan shall be construed in accordance with the laws of the State of Wisconsin.

10.10 Construction. Words used in the masculine gender shall include the feminine and words used in the singular shall include the plural, as appropriate. The words “hereof,” “herein,” “hereunder” and other similar compounds of the word “here” shall refer to the entire Agreement, not to a particular section. All references to statutory sections shall include the section so identified as amended from time to time or any other statute of similar import.

10.11 Minor or Incompetent Payees. If a person to whom a benefit is payable is a minor or is otherwise incompetent by reason of a physical or mental disability, the Administrator may cause the payments due to such person to be made to another person for the first person’s benefit without any responsibility to see to the application of such payment. Such payments shall operate as a complete discharge of the obligations to such person under the Plan.

10.12 Assignability by Corporation. The Corporation shall have the right to assign all of its right, title and obligation in and under this Plan upon a merger or consolidation in which the Corporation is not the surviving entity or to the purchaser of substantially its entire business or assets or the business or assets pertaining to a major product line, provided such assignee or purchaser assumes and agrees to perform after the effective date of such assignment all of the terms, conditions and provisions imposed by this Plan upon the Corporation. Upon such assignment, all of the rights, as well as all obligations, of the Corporation under this Plan shall thereupon cease and terminate.

10.13 Unsecured Claim; Grantor Trust.

(a) The right of a Participant to receive payment hereunder shall be an unsecured claim against the general assets of the Corporation, and no provisions contained herein, nor any action taken hereunder shall be construed to give any individual at any time a security interest in any asset of the Corporation, of any affiliated corporation, or of the stockholders of the Corporation. The liabilities of the Corporation to a Participant hereunder shall be those of a debtor pursuant to such contractual obligations as are created hereunder and to the extent any person acquires a right to receive payment from the Corporation hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

(b) The Corporation may establish a grantor trust (but shall not be required to do so) to which the Corporation may in its discretion contribute (subject to the claims of the general creditors of the Corporation) the amounts credited to the Account. If a grantor trust is so established, payment by the trust of the amounts due the Participant or his Beneficiary hereunder shall be considered a payment by the Corporation for purposes of this Plan.

ARTICLE XI

In General

11.01 Termination and Amendment. The Board of Directors of the Corporation may at any time terminate, suspend, alter or amend this Plan so long as such actions do not contravene the requirements of Section 409A of the Code. No Participant or any other person shall have any right, title, interest or claim against the Corporation, its directors, officers or employees for any amounts, except that (i) no amendment shall eliminate the crediting of an investment return on the General Investment Portion prior to the complete distribution thereof without the consent of the Participant and (ii) subsequent to a Change of Control, unless a majority of the holders of Account balances agree to the contrary, the Corporation or the Administrator may not alter (a) the choice of investments in the Investment Election as in effect immediately before the Change of Control or (b) the payment options contained in the Distribution Elections as in effect immediately before the Change of Control. Notwithstanding the foregoing, the Board of Directors of the Corporation may make any amendment necessary in order to avoid penalties under Section 409A of the Code, even if such amendment is detrimental to Participants.

11.02 Termination Permitting Lump Sum Payment. If the Corporation terminates the Plan and if the termination is of the type permitting lump sum distribution described in regulations issued by the Internal Revenue Service pursuant to Code Section 409A, then the Corporation shall distribute the then existing Account balances of Participants and beneficiaries in a lump sum within the time period specified in such regulations and, following such distribution, there shall be no further obligation to any Participant or beneficiary under this Plan. However, if the termination is not of the type described in such regulations permitting lump sum distribution, then following Plan termination Participants’ Accounts shall be paid at such time and in such form as provided under Article VII of the Plan.